UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2016

SELECT BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

North Carolina	000-50400	20-0218264
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 W. Cumberland Street, Dunn, North Carolina		28334
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (910) 892-7080

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 21, 2016, Select Bancorp, Inc. (the “Registrant”) and its wholly-owned subsidiary, Select Bank & Trust Company (“Select Bank”), announced that W. Keith Betts, age 59, will be appointed Executive Vice President and Chief Banking Officer of the Registrant and of Select Bank. The appointment is expected to be effective on January 1, 2017. Mr. Betts currently serves as regional executive for Select Bank for the Wilmington, NC market area. He joined Select Bank in April 2016. In his role as regional executive, Mr. Betts is responsible for oversight of Select Bank’s business development efforts in the Wilmington market area. Prior to joining Select Bank, Mr. Betts was President and Chief Executive Officer of Coastal Bank & Trust, Jacksonville, NC from July 2013 to December 2015. He also formerly served as President, Chief Executive Officer and an organizer of Port City Capital Bank, Wilmington, NC. As President and Chief Executive Officer of both Coastal Bank & Trust and Port City Capital Bank, Mr. Betts was responsible for the oversight and management of all aspects of the operations of these banks.

Select Bank and the Registrant are not currently party to an employment agreement with Mr. Betts. Mr. Betts’ current salary with Select Bank is $170,000 per year. There are no arrangements or understandings between Mr. Betts and any other person pursuant to which he was selected to serve as an executive officer of the Registrant and there is no family relationship between Mr. Betts and any director, executive officer, or person nominated or chosen by the Registrant to become a director or executive officer.

Also on July 21, 2016, the Registrant and the Bank announced that Gary J. Brock will assume the role of Senior Vice President and Senior Commercial Lender for Select Bank, effective January 1, 2017. In this role, Mr. Brock will report to Mr. Betts and will have responsibility for commercial loan growth and deposit growth. Mr. Brock is currently Executive Vice President and Chief Banking Officer of the Registrant and of Select Bank and has served in this position since August 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECT BANCORP, INC.

Date: July 26, 2016	By:	/s/ William L. Hedgepeth II
William L. Hedgepeth II President and Chief Executive Officer